Exhibit 9.01

CREATIVE MOTION TECHNOLOGY, LLC

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

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Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Creative Motion Technology LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Creative Motion Technology LLC as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2022

Lakewood, CO

June 30, 2022

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CREATIVE MOTION TECHNOLOGY LLC

CONSOLIDATED BALANCE SHEETS

	Consolidated December 31, 2021	Consolidated December 31, 2020

ASSETS

Current Assets:
Cash	$65,487	$78,266
Accounts Receivable	74,765	2,600
Inventory	92,958	74,674
Total Current Assets:	$233,210	$155,539

Other Assets:
Due from Powerdyne	$128,900	$68,900
Total Other Assets:	$128,900	$68,900

Total Assets	$362,110	$224,439

LIABILITIES AND OWNER’S EQUITY

Current Liabilities:
Loan payable-J O'Rourke	$4,397	$11,897
Sales payable	-	1,861
Total Current Liabilities	$4,397	$13,758

Total Liabilities	$4,397	$13,758

Capital
Owner Draws	(162,401)	(120,708)
Owner Contributions	210,681	144,203
Net Income	309,433	187,186
Total Owner’s Equity	357,713	210,681

Total Liabilities and Owner’s Equity	362,110	224,439

The accompanying notes are an integral part of these consolidated financial statements.

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CREATIVE MOTION TECHNOLOGY LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Consolidated	Consolidated
	For the year	For the year
	ended	ended
	December 31, 2021	December 31, 2020

Revenues	$1,226,855	$888,571
Cost of Goods Sold	721,243	525,454
Gross profit	$505,612	$363,117
Operating expenses	265,779	245,531
Net Operating Income	$239,833	$117,586
Other Income - PPP Forgiveness	69,600	69,600

Net Income	$309,433	$187,186

The accompanying notes are an integral part of these consolidated financial statements.

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CREATIVE MOTION TECHNOLOGY LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Consolidated	Consolidated
	For the year	For the year
	ended	ended
	December 31, 2021	December 31, 2020
Operating Activities:
Net Income	$309,433	$187,186
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts Receivable	(72,165)	27,442
Inventory	(18,284)	(20,247)
Due from Powerdyne	(60,000)	(58,900)
Sales Tax payable	(1,861)	25
Net cash provided by operating activities	$157,123	$135,506

Financing Activities:
Proceeds (loans) from Owner	(7,500)	20,000
Distributions to Owner	(162,401)	(120,708)
Net cash used in financing activities	$(169,901)	$(100,708)

Net (decrease) increase in cash	$(12,779)	$34,798
Cash, beginning of period	78,266	43,468

Cash, end of period	$65,487	$78,266

The accompanying notes are an integral part of these consolidated financial statements.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021, and 2020

1. OVERVIEW OF BUSINESS

Creative Motion Technology, LLC (“CM Tech”) is a small New England based motor manufacturer founded in 2004 and has been in business for over 17 years. CM Tech’s management has over 60 years of design and manufacturing expertise, specializing in the design and custom building of industrial servomotors both brush and brushless motor designs. CM Tech’s current market focus is on the niche motor demands for low volume, high-quality cost-effective motors which are primarily used in industrial robotics for the semiconductor manufacturing industry. The motors that CM Tech currently have in production, primarily provide the X, Y, and Z axis articulation in factory automation robots.

Included with CM Tech acquisition is Frame One, which is a custom picture framing shop located in North Reading, MA. Frame One has been in business since 2006 and brings with it a strong client base consisting of local schools, colleges, artist guilds, artist, interior decorators/designers, museums, photographers, art galleries and theaters.

2. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the consolidated financial statements have been included.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements.

Use of Estimates

Our management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates have a significant impact on our valuation and reserve accounts relating to the allowance for sales returns and allowances, doubtful accounts and inventory reserves. Actual results could differ from these estimates.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, and 2020

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit. The Company has not incurred any loss from this risk.

The Company does not have any sales or accounts receivable concentrations greater than 5% by any individual customer.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021, and 2020, respectively.

Revenue Recognition

We recognize revenue from contracts with customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenue is recognized at the point at which control of the underlying products are transferred to the customer. Satisfaction of our performance obligations occur upon the transfer of control of products, either from our facilities. We consider customer purchase orders to be the contracts with a customer. All revenue is generated from contracts with customers.

Business Segments

We operate in one industry, the business of supplying ODM products and electronic components. Management designates the internal reporting used by the managing member for making decisions and assessing performance as the source of our reportable segments.

Nature of products

We are primarily a supplier of original designed and manufactured (ODM) products that include value-added engineering and turn-key solutions. The following is a description of major products lines from which we generate our revenue:

ODM Projects - Our custom-made small devices for original equipment manufacturers (OEMs) and contract electronic manufacturers (CEMs) in their multi-year turn-key projects and marketed in specific industries such as: wild animal feeders, timers for DC motors, public street light controllers, and battery chargers.

ODM Components - Our private labeled electronic components.

Distribution Components - Our name brand electronic components.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, and 2020

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory, consisting principally of products held for resale, is stated at the lower of cost, using the first-in, first-out method, and net realizable value.

Based upon regular evaluations of inventory to identify costs in excess of the lower of cost and net realizable value, slow-moving inventory and potential obsolescence, we did not apply a reserve to our inventory during the years ended December 31, 2021, and 2020, respectively.

Marketing

Marketing costs consist primarily of payroll and related expenses for personnel engaged in marketing, business development, and selling activities. Advertising, including other promotional costs, are expensed as incurred.

Shipping Activities

Outbound shipping charges to customers are included in “Net sales”. Outbound shipping-related costs are included in “Cost of goods sold”.

Stock-Based Compensation

We account for all share-based compensation in accordance ASC 718-20. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period. During the year ended December 31, 2021, and 2020, the Company issued no shares that would trigger any stock-based compensation expense.

Long-Lived Assets

In accordance with ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their then carrying values may not be recoverable.

When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets. As of December 31, 2021 and 2020, the Company has no long-lived assets.

Income Taxes

As a result of the implementation of certain provisions of ASC 740, Income Taxes, (formerly FIN 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109), (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, and 2020

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (Continued)

In 2010, the Company adopted Accounting for Uncertain Income Taxes under the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is a flow through entity that is not required to pay or accrue federal or local income taxes, therefore, ASC 740 is not applicable. Therefore, no deferred or income taxes have been or will be accrued.

Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The Company monitors the market conditions and evaluates the fair value hierarchy levels at least quarterly. For any transfers in and out of the levels of the fair value hierarchy, the Company elects to disclose the fair value measurement at the beginning of the reporting period during which the transfer occurred.

The Company’s financial instruments consisted of cash, accounts receivable, due from Powerdyne, sales payable, and loan to J O’Rourke. The estimated fair value of these financial instruments approximates its carrying amount due to the short maturity of these instruments.

Recent Accounting Guidance Not Yet Adopted

In October 2020, the FASB issued ASU No. 2020-10 Codification Improvements, to make incremental improvements to U.S. GAAP and address stakeholder suggestions, including, among other things, clarifying that the requirement to provide comparative information in the financial statements extends to the corresponding disclosures section. The amendments in this update will be effective for us beginning with fiscal year 2021, with early adoption permitted.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, and 2020

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Guidance Not Yet Adopted (continued)

The amendments in this update should be applied retrospectively and at the beginning of the period that includes the adoption date. The adoption of the amendments in this update is not expected to have a material impact on our condensed consolidated financial position and results of operations.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its condensed consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

4. ACCOUNTS RECEIVABLE

As of December 31, 2021 and 2020, the Company had $74,765 and $2,600, respectively. There was no allowance for doubtful allowance required.

5. INVENTORY

Inventory, consisting principally of products held for resale, is stated at the lower of cost, using the first-in, first-out method, and net realizable value. As of December 31, 2021, and 2020, the Company has $92,958 and $74,674 in inventory and there is no obsolete, slow moving or over-valued inventory.

6. DUE FROM POWERDYNE

The Company is owed for the reimbursement of expenses paid to Powerdyne International, Inc. which as of December 31, 2021, and 2020 the balances owed are $128,900 and $68,980, respectively. The balances are due on demand.

7. LOAN PAYABLE – Jim O’ ROURKE

Jim O’ Rourke is the Company’s managing member and from time is required to pay for company expenses. As of December 31, 2021, and 2020, the Company owes Jim O’ Rourke $4,397 and $11,897. The balances are due on demand.

8. PPP FORGIVEABLE LOAN

The Company received two grants of PPP each for $69,600 which was treated as a forgivable loan under ASC 740 as they were forgiven by the US government 100%.

9. COMMITMENTS AND CONTINGENCIES

Litigation

There are no pending, threatened or actual legal proceedings in which the Company is a party.

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CREATIVE MOTION TECHNOLOGY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021, and 2020

10. SUBSEQUENT EVENTS

On March 6, 2022, pursuant to a Securities Purchase Agreement (the “SPA”), Powerdyne International, Inc. (the “Company”), acquired 100% of the issued and outstanding membership interests of Creative Motion Technology, LLC, (the “Membership Interests”). The Membership Interests are owned by Mr. James F. O’Rourke, the principal owner of Creative Motion Technology, LLC. The purchase price paid by the Company was 2,000,000 shares of its Series A Preferred Stock valued at $1,500,000, which each Series A Preferred Stock is convertible into 1,000 common shares of the Company at a fixed price of $0.0001 at the option of the holder.

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